SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report: March 12, 2003
(Date of earliest event reported):

ACTION PERFORMANCE COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Commission File No.: 0-21630

Arizona (State or other jurisdiction of incorporation or jurisdiction)	86-0704792 (IRS Employer Identification No.)

4707 E. Baseline Road Phoenix, Arizona (Address of principal executive offices)	85042 (Zip Code)

(602) 337-3700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address if changed since last report)

Item 5.  Other Information

     On March 12, 2003, we entered into an amendment to the loan and security agreement with Bank One that increased the revolving credit facility, modified certain covenants, and extended the term of the agreement through March 31, 2005. The amended agreement provides for a revolving credit facility of $35 million. The agreement provides for borrowings of up to $20 million and is available to support letters of credit, to the extent not utilized for borrowings. Prior to the amendment the revolving credit facility was $20 million.

     The line of credit bears interest at Bank One’s base rate, or LIBOR plus 2.5%. We are charged a commitment fee of 0.5% of the average unused credit facility and a fee of 1.0% of the average undrawn letters of credit.

     Under the agreement, as amended, we are required to meet certain financial tests principally related to ratios of debt coverage, total liabilities to tangible net worth, and funded indebtedness to EBIDA (earnings before interest, depreciation, and amortization). We would have been in compliance with these covenants had they been in effect December 31, 2002.

     We have never borrowed under the agreement, originally dated September 2000.

Item 7.  Exhibits

Exhibit 10.70	Fifth Amendment to Loan and Security Agreement, dated March 12, 2003, by and among Action Performance Companies, Inc., and certain subsidiaries and affiliates, as guarantors, and Bank One, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2003	Action Performance Companies, Inc.

/s/ R. David Martin Name: R. David Martin Title: Chief Financial Officer, Secretary, and Treasurer

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